Exhibit 99.1

BIONIK Laboratories Announces Multi-Year Purchase

Agreement and Ongoing Relationship with Kindred Hospital

Rehabilitation Services for InMotion Arm™ Robotic Systems

Multi-year commitment will place InMotion Arm™ Robots in existing and future Kindred Inpatient Rehabilitation Hospitals across the United States

TORONTO and BOSTON (December 17, 2018) – BIONIK Laboratories Corp. (OTCQB: BNKL) (“BIONIK” or the "Company"), a pioneering healthcare company combining artificial intelligence and innovative robotics technology to help individuals from hospital to home regain mobility, today announced it has entered into a multi-year agreement with Kindred Hospital Rehabilitation Services (“Kindred”) for multiple units of the Company’s InMotion Arm™ robotic system.

As part of the agreement, Kindred will begin installing InMotion robots in its existing inpatient rehabilitation hospitals and similar facilities across the U.S. this month with a second phase to include installation in new Kindred inpatient rehabilitation hospitals and similar facilities within the next four years.

“We are thrilled to enter into this agreement with BIONIK and to bring their world-class rehabilitation technology to patients across the country. The implementation of BIONIK’s InMotion Arm™ system within our facilities will enable our facilities to provide an enhanced level of patient treatment and therapy for survivors of stroke and other neurological impairments,” said Russ Bailey, COO/Senior Vice President of Operations at Kindred. “We take pride in our role as industry pioneers by adopting state-of-the-art technologies and practices that can positively impact patients. We are truly looking forward to bringing this innovative brand of neurotherapy to our facilities.”

The agreement with Kindred represents a successful continued penetration into a critical market for BIONIK. There are more than 1,000 inpatient rehabilitation facilities in the United States, treating a significant American population recovering from stroke, neurological injury, and more.

“Kindred Hospital Rehabilitation Services is a recognized healthcare leader in the United States, so we are extremely pleased to see such a first-class, growing institution adopting our InMotion systems to provide innovative treatments at its facilities,” said Dr. Eric Dusseux, Chief Executive Officer and director of BIONIK. “This is a tremendous opportunity for us to demonstrate the impact of our technology on a broader scale, and to further penetrate the U.S. healthcare and rehabilitation market while generating immediate revenue for BIONIK. We are excited about entering this new relationship and to bring our industry-leading therapeutic robotic technologies to Kindred facilities across the country.”

The improved InMotion Arm™ therapy was developed according to the principles of motor learning and neuro-plasticity. The therapy provides the same clinical efficacy as the original system developed more than 28 years ago and has been extensively researched worldwide. InMotion Arm™ therapy guides the patient through specific tasks, aiming to improve motor control of the arm by increasing strength, range of motion and coordination, and assists with the provision of efficient, effective, intensive sensorimotor therapy. To learn more, please visit our website.

About Kindred Healthcare

Kindred Hospital Rehabilitation Services is part of Kindred Healthcare, LLC, a healthcare services company based in Louisville, Kentucky with annual revenues of approximately $3.3 billion. At September 30, 2018, Kindred through its subsidiaries has approximately 37,400 employees providing healthcare services in 1,894 locations in 45 states, including 74 long-term acute care hospitals, 22 inpatient rehabilitation hospitals, 11 sub-acute units, 98 inpatient rehabilitation units (hospital-based) and contract rehabilitation service businesses which served 1,689 non-affiliated sites of service. Ranked as one of Fortune Magazine’s Most Admired Healthcare Companies for nine years, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer and employee we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

About BIONIK Laboratories

BIONIK Laboratories (OTCQB: BNKL) is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and four products in varying stages of development.

For more information, please visit www.bioniklabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek” or “project” or the negative of these words or other variations on these words or comparable terminology. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand its business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media contact:

Matt Bretzius

FischTank Marketing and PR

matt@fischtankpr.com

Investor contact:

Kim Golodetz

LHA Investor Relations

212-838-3777

Kgolodetz@lhai.com

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